Exhibit 2.2

INFORMATION IN THIS EXHIBIT IDENTIFIED BY [***] IS CONFIDENTIAL AND HAS BEEN EXCLUDED PURSUANT TO ITEM 601(B)(2)(ii) OF REGULATION S-K BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Dated 13 March 2026

(1) THE WARRANTORS (2) THE BUYER

MANAGEMENT WARRANTY DEED relating to Atlantic House Holdings Limited

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THIS DEED is made on 13 March 2026

BETWEEN:

(1)	THE SEVERAL PERSONS whose names and addresses are set out in SCHEDULE 1 (the “Warrantors”); and

(2)	WISDOMTREE INTERNATIONAL HOLDINGS LTD, a company incorporated in England and Wales with registered number 11046784 and whose registered office is at 1 King William Street, London, England, EC4N 7AF (the “Buyer”),

(each a “party” and together the “parties”).

BACKGROUND

(A)	On the date of this Deed, the holders of the Shares have entered into a share purchase agreement in respect of Project Seabound.

(B)	Each of the Warrantors has agreed to give the Warranties set out in this Deed and the Tax Warranties set out in the Tax Schedule in connection with the sale of the Shares, in each case subject to the limitations and other terms set out herein.

(C)	The Buyer can only make a Warranty Claim or Tax Claim if Completion occurs in accordance with the terms of the SPA.

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	The following words and expressions where used in this Deed have the meanings given to them below:

“Accounting Standards” has the meaning given to it in the SPA.

“Accounts” means the audited financial statements of Atlantic House Holdings Limited, Atlantic House Group Limited and Atlantic House Investments Limited in each case for the Financial Year ending on the Accounts Date contained in Section 4.2 of the Data Room.

“Accounts Date” means 30 June 2025.

“Act” means the Companies Act 2006.

“AIFMD” has the meaning given to it in the SPA.

“AMC” has the meaning given to it in the SPA.

“Applicable Law” has the meaning given to it in the SPA.

“AUM” has the meaning given to it in the SPA.

“Bring Down Confirmation” has the meaning given to it in the SPA.

“Business” has the meaning given to it in the SPA.

“Business Day” has the meaning given to it in the SPA.

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“Business Information” means all information (whether or not confidential and in whatever form held, including computerised records) which in any way relates to all or any part of the Business or any products manufactured and/or sold or services provided by the Business and including any such information which in any way relates to:

(a)	the operation, management, administration or financial affairs of the Business (including any business plans or forecasts, information relating to future business development or to litigation); and

(b)	the sales or marketing of any of the products manufactured and/or sold or services provided by the Business, including all customer names and lists, sales and marketing information (including targets, sales and market share statistics, market surveys and reports, mailing lists and all advertising or other promotional material).

“Business IPR” means all Intellectual Property Rights used for any purpose in connection with the Business including, without limitation, the Registered IPR and the Licensed IPR.

“Buyer’s Group” has the meaning given to it in the SPA, and references to “member of the Buyer’s Group” shall be construed accordingly.

“Buyer’s Relief” has the meaning given to it in the Tax Schedule.

“Client” means any person to whom any Group Company provides, directly or indirectly, Investment Management Services (including, in the case of a Fund, both such Fund and each investor therein).

“Company” means Atlantic House Holdings Limited (company no. 13493098) whose registered office is at One Eleven, Edmund Street, Birmingham, United Kingdom, B3 2HJ.

“Competition Law” means the competition or antitrust laws which are, or have been, applicable in any jurisdiction in which the Group conducts the Business, including, but not limited to, Articles 101 and 102 of the Treaty on the Functioning of the European Union and Chapters I and II of the Competition Act 1998.

“Completion” has the meaning given to it in the SPA.

“Completion Accounts” has the meaning given to it in the SPA.

“Completion Date” has the meaning given to it in the SPA.

“Contracts” means all contracts, agreements, licences and other contractual arrangements (in each case under which rights, obligations and/or liabilities, remain to be performed or survive) which may have been entered into or undertaken by or on behalf of any Group Company (and “Contract” shall mean any one of them).

“CTA 2010” means the Corporation Tax Act 2010.

“Data Protection Legislation” means any law applicable from time to time relating to the processing of personal data and/or privacy, as in force at the date of this Deed or as re-enacted, applied, amended, superseded, repealed or consolidated, including without limitation, the UK GDPR, the UK Data Protection Act 2018, the EU GDPR, the Privacy and Electronic Communications Directive 2002/58/EC, the Privacy and Electronic Communications (EC Directive) Regulations 2003, the Data Protection (Jersey) Law 2018, the Data Protection Authority (Jersey) Law 2018, and/or any corresponding, supplemental, equivalent or analogous national laws or regulations in any jurisdiction in which the Group carries on business, and any judicial or administrative guidelines or interpretation of any of the above, each as amended and in force.

“Data Room” means the Project Seabound online data room hosted by DFIN Solutions as at 5.30pm on 11 March 2026 and references to “Data Room Document” or “Data Room Folder” or “section of the Data Room” shall be to the relevant document or folder of documents or section within the Data Room.

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“Disclosed” means, for all purposes under this Deed, the Disclosure Letter and the Bring Down Confirmation, fairly disclosed in such a manner as to enable the Buyer to make a reasonably informed assessment of the nature and scope of the fact, matter or circumstance concerned.

“Disclosure Letter” means the letter dated on the date of this Deed from the Warrantors to the Buyer containing disclosures against the Warranties and Tax Warranties.

“EHS Consents” means any material permit, licence, authorisation or consent required under EHS Law.

“EHS Law” means all statutes and regulations applicable in the United Kingdom or any other jurisdiction in which the Business is carried on concerning as their principal function the protection of the Environment or health and safety at work (excluding any statutes or regulations which relate to town and country planning) which are in force as at the date of this Deed and which are applicable to and legally binding upon any Group Company.

“EHS Matters” means all matters relating to the Environment and/or hazardous substances, pollution, contamination, human health, welfare and safety (including, for the avoidance of doubt, damage, injury or harm to the Environment and/or nuisance and/or energy efficiency and climate change and/or the use and exploitation of any environmental or natural resource or hazardous substances).

“Employee” means an individual employed by a Group Company under a contract of service.

“Employee Consultation Legislation” means any Laws, including all applicable national, industry-wide, and company-wide collective bargaining agreements, relating to the information and consultation of employees as well as any other Laws to which a Group Company is subject that have an analogous effect.

“Employee Transfer Legislation” means any Laws, including all applicable national, industry-wide, and company-wide collective bargaining agreements, relating to the transfer of employees and any other Laws to which a Group Company is subject that have an analogous effect.

“Employment Legislation” means any Laws relating to labour and employment to which a Group Company is subject, including all applicable national, industry-wide, and company-wide collective bargaining agreements and the Employee Consultation Legislation and the Employee Transfer Legislation.

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, or other encumbrance or security interest having similar effect.

“Environment” means any or all of the following media (alone or in combination): air, water, soil and/or ecosystem.

“EU GDPR” means the General Data Protection Regulation (Regulation (EU) 2016/679) (including any legally binding regulations, direction, and orders issued from time to time under or in connection with the Regulation) as applied and amended from time to time.

“Exchange Rate” has the meaning given to it in the SPA.

“FCA” means the UK Financial Conduct Authority.

“FCA Handbook” means the FCA Handbook of rules and guidance published by the FCA under FSMA.

“Financial Crime Laws” means any Laws, including all applicable anti-money laundering rules, public procurement or anti-bribery rules, anti-corruption and anti-fraud laws relating to financial crime as well as any other laws to which a Group Company is subject that have an analogous effect, including, without limitation, the UK Bribery Act 2010 and the US Foreign Corrupt Practices Act of 1977, each as amended from time to time.

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“FSMA” means the Financial Services and Markets Act 2000 (as amended).

“Fund” means any unit trust, investment trust, limited partnership, general partnership or their collective investment scheme or body corporate or other entity in each case the assets of which are managed professionally for investment purposes;

“Fund Documents” means, together, the Group Investment Agreements, Management Agreements and Fund Terms, as applicable, for each of the respective Group Funds (each of these documents, a “Fund Document”).

“Fund Terms” means the complete terms and conditions, side letters and/or summaries of the side letters for all Group Funds.

“Governmental Authority” has the meaning given to it in the SPA.

“Group” means the Company and each of its Subsidiaries and “Group Company” and “Group Companies” shall be construed accordingly.

“Group Funds” has the meaning given to it in the SPA.

“Group Investment Agreements” means the investment agreements, the fund service agreements (including administration, depositary and/or custodian agreements), the distribution or marketing agreements relating to the UCITS or other managed funds within the Group, the limited partnership agreements, shareholder agreements and the Fund Terms relating to the Group included in section 6.3 of the Data Room.

“Hardware” means the computer and data processing systems used by any Group Company in the operation of the Business excluding the Software, but including all plant and equipment which may include embedded software or similar processing systems.

“HMRC” means His Majesty’s Revenue & Customs.

“Intellectual Property Rights” means patents, trademarks, trade names, business names, logos, get-up, inventions, rights in goodwill (including the right to sue for past, present and future infringements), service marks, domain names and URLs, the right to sue for passing off and in unfair competition, rights in opposition proceedings, design rights, copyright, rights in databases, rights in software and computer systems, Know-How, utility models, and all other intellectual property rights, in each case whether registered or unregistered and including applications for the grant of any such rights, the right to apply for any such rights and all rights or forms of protection having equivalent or similar effect anywhere in the world.

“Investment Management Services” means any services that involve: (a) the management of an investment account or fund (or portions thereof or a group of investment accounts or funds); (b) the giving of advice with respect to the investment and/or reinvestment of assets or funds (or any group of assets or funds); or (c) otherwise providing investment management or investment advisory services, portfolio management, risk-management services, or acting as sub-manager or sub-advisor to a third party investment manager, including, in each of the foregoing cases under clauses (a) through (c), performing activities related or incidental thereto.

“Investor” means, together, the external investors, the limited partners, or similar in the Group Funds, whether by way of investing in shares, limited partnership interests, or any other instrument and “Investor” shall be construed accordingly.

“IPR Agreement” means any agreement or arrangement pursuant to which any Group Company grants rights to use the Business IPR or pursuant to which any Group Company is granted rights to use Licensed IPR.

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“IT Systems” means the Hardware and the Software including any devices or services used in relation thereto, used in the operation of the Business and/or the processing of Business Information.

“Key Personnel” means [***].

“Know-How” means inventions, discoveries, improvements, processes, formulae, techniques, specifications, technical information, methods, tests, reports, component lists, manuals, instructions, drawings and information relating to customers and suppliers (whether written, unwritten or in any other forms and whether confidential or not).

“Law” means any statute, law, subordinate legislation, constitutional provision, code, regulation, ordinance, instrument, by-law, rule, judgment, decision, order, writ, injunction, decree, binding guideline or policy, circular, requirement of, or other governmental restriction of or determination by, any Governmental Authority or any official interpretation of any of the foregoing by any Governmental Authority at local, state, sector or enterprise level, as it may have been, or may from time to time be, amended, modified, consolidated, re-enacted or replaced.

“Lease” means the sub under-lease dated 3 October 2022 under which the Property is held.

“Licensed IPR” means Intellectual Property Rights owned by a third party which any Group Company is permitted to use.

“Management Accounts” means the management accounts of the Company for the period from 1 July 2025 to 31 December 2025 contained in document 4.4.2 of the Data Room.

“Management Agreements” means the management agreements entered into between the Group and the manager of each Group Fund included in sections 6.1 and 6.3 of the Data Room.

“Management Team” means [***].

“Material Contracts” means the underlying fund documentation for each of the funds included in the Group, and any of the following agreements to which any member of the Group is party, or beneficiary, to:

(a)	the Group Investment Agreements;

(b)	the Management Agreements;

(c)	the International Swaps and Derivatives Association master agreements and schedules included in section 1.3 of the Data Room; (a)

(d)	the distribution and co-manufacturing agreements in relation to the ‘Structured Solutions’ business of the Group included in section 6.3 of the Data Room;

(e)	the model portfolio management agreements in relation to the ‘Model Portfolio’ business of the Group included in section 6.3 of the Data Room;

(f)	the Fund Terms;

(g)	contracts from which the Group expends or receives income, or is reasonably likely to expend or receive income, of an amount corresponding to £100,000 or more per annum; and

(h)	other contracts which the Group is otherwise dependent on (being a contract under which services or products are provided which could not be replaced without material disruption and/or cost to the business of the Group).

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“Minimum Regulatory Capital” means the minimum regulatory capital required to be maintained by the Group pursuant to Applicable Laws.

“month” means a calendar month.

“Open Source Software” means any software (in source or object code form) that is subject to: (a) a licence or other agreement commonly referred to as an open source, free software, copyleft or community source code licence; or (b) any other licence or agreement that requires, as a condition of the use, modification or distribution of software subject to such licence or agreement, that such software or other software linked with, called by, combined or distributed with such software be: (i) disclosed, distributed, made available, offered, licensed or delivered in source code form; (ii) licensed for the purpose of making derivative works; (iii) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind; or (iv) redistributable at no charge, including without limitation any licence defined as an open source licence by the Open Source Initiative as set forth on www.opensource.org.

“Pensions Legislation” means any Laws, relating to the provision of Relevant Benefits as well as any other Laws to which a Group Company is subject that have an analogous effect.

“Project Seabound” means the sale of the entire issued share capital of the Company to the Buyer.

“Property” means the leasehold property at 135 Bishopsgate, London EC2M 3TP.

“Registered IPR” means any Intellectual Property Rights which are the subject of registration (or application for registration) in any jurisdiction.

“Related Person” means:

(a)	in relation to any party to this Deed, any person that, directly or indirectly, controls or is controlled by, or is under common control with, that party (and for these purposes “control” shall mean the possession, directly or indirectly, or the power to direct the management and policies of such person, whether through the ownership of a majority of voting securities or by contract or otherwise), or is a group undertaking of that party;

(b)	in relation to any party to this Deed who is a natural person: (i) any spouse, civil partner, co-habitee, lineal descendant by blood or adoption and/or step child of that party; or (ii) any person or persons acting in the capacity of a trustee or trustees of a trust of which such party is the settlor; and

(c)	any employee, officer, director or partner of the relevant party to this Deed or of any of the persons referred to in (a) and (b) above,

provided that for the purposes of this Deed: (i) no member of the Buyer’s Group and/or the Group shall be a Related Person of a Warrantor; and (ii) no party to this Deed shall be deemed to be a Related Person of any other party, and “Related Persons” shall be construed accordingly.

“Relevant Benefits” means any benefits, the provision of which is the subject of any Law in relation to pensions and other benefits.

“Relevant Person” means any past or present employee, officer or director of any Group Company.

“Sanctions Laws” means all applicable trade, economic, and financial sanctions Laws, regulations, prohibitions, embargos, and restrictions administered, enacted, or enforced from time to time by (i) the United States (including without limitation by OFAC), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) His Majesty’s Treasury, or (v) any similar Governmental Authority with regulatory authority over any Group Company.

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“Scheme” means the Aegon self-invested personal pension scheme of the Group.

“Security Interest” means any mortgage, charge, lien, pledge, assignment, trust arrangement or other security interest securing an obligation of any person and any agreement, whether conditional or otherwise, to create any of the foregoing.

“Seller” shall be as defined in the SPA.

“Shares” means the entire issued share capital of the Company as set out at SCHEDULE 2 of the SPA, and references to “Share” shall be construed accordingly.

“SM&CR” means the Senior Managers and Certification Regime set out in FSMA and in the FCA Handbook.

“Software” means all computer software used in the Business other than the Software Products.

“Software Products” means any software product which is (or has in the past been) marketed and/or supplied by any Group Company or any software product in the course of development by or on behalf of any Group Company.

“SPA” means the sale and purchase agreement relating to the Company entered into between (1) the Investor Sellers, (2) the Management Sellers, (3) the Growth Share Sellers, (4) the EBT Trustee, (5) the Individual Guarantor, (6) the Company, (7) the Buyer and (8) the Buyer’s Guarantor (each as defined therein), dated on or around the date of this Deed.

“Subsidiary” means each of those subsidiary undertakings of the Company whose details are set out in SCHEDULE 2 of this Deed and references to “Subsidiaries” shall be construed accordingly.

“Taxation” or “Tax” or “Taxes” means any form of tax, levy, impost, duty, charge, contribution (including national insurance and social security contributions), tariff, withholding, deduction, rate or other governmental charge (national or local) of whatever nature, whenever and wherever imposed, which is collected or assessed by, or payable to, a Tax Authority or any other person as a result of any enactment relating to tax, or any amount paid or in respect of, or on account of, any of the foregoing, together with all related fines, penalties, interest, charges and surcharges (including for the avoidance of doubt all fines, penalties, interest, charges and surcharges relating to any Tax Return submitted (or which should have been submitted) to a Tax Authority prior to Completion), and in each case, whether payable directly or imposed by way of a withholding or deduction and in respect of any person whether their liability for the same is a primary or secondary liability.

“Tax Authority” or “Taxation Authority” means any taxation or other authority (whether within or outside the United Kingdom) which seeks to determine liability for and/or is responsible for the assessment, administration and/or collection of Tax, or the enforcement of any law in relation to Tax, including HMRC.

“Tax Claim” means a Tax Warranty Claim and/or a Tax Covenant Claim.

“Tax Covenant” means the tax covenants set out in Part 3 of the Tax Schedule.

“Tax Covenant Claim” means any claim under the Tax Covenant.

“Tax Return” means any report, form, election, information statement or return (whether in tangible, electronic or other form) including without limitation any amendments, schedules, attachments, supplements, appendices and exhibits thereto relating to, or required to be filed or prepared in connection with, any Tax (whether in initial or final form).

“Tax Schedule” means SCHEDULE 5 to this Deed.

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“Tax Warranty Claim” means any claim under the Tax Warranties.

“Tax Warranties” means the warranties in Part 2 of the Tax Schedule.

“Transaction” means the transaction contemplated by the SPA and this Deed.

“Transaction Documents” has the meaning given to it in the SPA.

“UK GDPR” means the General Data Protection Regulation (Regulation (EU) 2016/679) as incorporated into the law of the United Kingdom pursuant to the European Union (Withdrawal) Act 2018.

“VAT” has the meaning given to it in the SPA.

“Warranties” means the warranties set out in SCHEDULE 3 with each being a “Warranty”.

“W&I Policy” has the meaning given to it in the SPA.

“W&I Insurer” means Ryan Transactional Risk.

“Warrantors” means the persons as listed in SCHEDULE 1.

“Warranty Claim” means any claim under the Warranties (other than a Tax Claim).

“Warranty Limitations” means those limitations applying to the Warranties and (to the extent set out therein as applicable thereto) the Tax Warranties as set out in SCHEDULE 3 and to the Tax Warranties as set out in Part 4 of SCHEDULE 5.

“Workers” means all individuals engaged by each Group Company under a contract personally to provide any services to a Group Company (whether on an agency, consultancy, contracting basis or through a personal service company or otherwise), other than the Employees.

1.2	The headings of clauses and Schedules are included for ease of reference only and shall not affect the interpretation of this Deed.

1.3	In this Deed, unless expressly stated otherwise:

(a)	references to “parties”, “clauses” and “Schedules” are references, respectively, to the parties, clauses and Schedules of this Deed;

(b)	no inference shall be drawn from the presence or absence of headings;

(c)	the words “include” and “including” (or any similar term) shall not be construed as implying any limitation;

(d)	general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(e)	the phrase “to the extent that” shall mean “if, but only to the extent that”;

(f)	the word “person” shall include any individual, firm, company, corporation, or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality);

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(g)	words importing one gender shall be treated as importing any gender, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof;

(h)	the words “in writing” or “written” shall include any non-transitory form of visible reproduction of words;

(i)	references to the time of day or date shall be construed as references to the time or date prevailing in London, England;

(j)	where any provision of this Deed is qualified or phrased by reference to “material” or “materiality”, such reference shall, unless specified to the contrary, be construed as a reference to materiality in the context of the Business taken as a whole;

(k)	references to “£” shall be references to pounds sterling, being the lawful currency of the United Kingdom;

(l)	where it is necessary, in connection with this Deed, to convert any monetary amount from one currency to another, the relevant Exchange Rate shall be used;

(m)	a reference to a statute, statutory provision or subordinate legislation (“legislation”) is a reference to such legislation as in force at the date of this Deed or prior to the date of this Deed if so implied by the relevant Warranty, but not after the date of this Deed, and any reference to compliance with law shall not be deemed breached by reason of changes in law occurring after the date of this Deed, and the terms Data Protection Legislation, Financial Crime Laws, Sanctions Laws, Law and Pensions Legislation shall be construed accordingly;

(n)	section 1122 CTA 2010 shall apply to determine whether one person is “connected” with another for the purposes of this Deed.

(o)	a reference to any document other than this Deed is a reference to that other document as amended, varied, supplemented, superseded or novated (provided that no such amendment, variation, supplement, supersession or novation that increases the obligations or liabilities of the Warrantors under this Deed shall be valid without the express written consent of each of the Warrantors) from time to time; and

(p)	a reference to a “holding company” or a “subsidiary” means a holding company or subsidiary as defined in section 1159 of the Act, save that a company shall be treated for the purposes of the membership requirement contained in sections 1159(1)(b) and (c) as a member of another company even if its shares in that other company are registered in the name of (i) its nominee or (ii) another person (or its nominee) by way of security or in connection with the taking of security. A reference to an “undertaking” shall be construed in accordance with section 1161 of the Act and a reference to a “parent company” or a “subsidiary undertaking” means, respectively, a parent company or subsidiary undertaking as defined in section 1162 of the Act, save that an undertaking shall be treated for the purposes of the membership requirement in sections 1162(2)(b) and (d) and section 1162(3)(a) as a member of another undertaking even if its shares in that other undertaking are registered in the name of (i) its nominee or (ii) another person (or its nominee) by way of security or in connection with the taking of security.

1.4	References to any English legal term or legal concept (including any statute, regulation, by-law or other requirement of English law) shall in respect of any jurisdiction other than England be deemed to include that which most nearly corresponds in that jurisdiction to such English legal term or legal concept. This shall not affect any express terms relating to choice of law or jurisdiction.

1.5	Capitalised terms used but not defined in this Deed shall have the meaning given to them in the SPA.

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2.	Effect

The terms of this Deed insofar as they have not been fully performed at Completion, shall remain in full force and effect notwithstanding Completion.

3.	Warranties

Warrantors’ Warranties

3.1	Each Warrantor severally warrants to the Buyer that, subject to any matters being Disclosed, each of the Warranties and Tax Warranties is true, accurate and not misleading at the date of this Deed and (save for those Warranties or Tax Warranties which by their construction refer to (or are given as at) the date of this Deed only) as at the Completion Date as if repeated immediately prior to Completion by reference to the facts and circumstances as at that time.

3.2	Where any statement in the Warranties or Tax Warranties is qualified by the expression, “so far as the Warrantors are aware” or any similar expression, each Warrantor shall be deemed only to have knowledge of anything of which they (individually), and/or each other Warrantor is actually aware, having each made reasonable enquiries of each member of the Management Team, and such expression or any similar expression shall expressly exclude any constructive or imputed knowledge of any Warrantor and the actual, constructive or imputed knowledge of any member of the Management Team or any other person.

3.3	Any Warranty Claim and/or Tax Warranty Claim shall be limited in accordance with the Warranty Limitations, provided that the Warranty Limitations in respect of a Warrantor shall not apply in respect of any fraud, wilful misconduct or fraudulent misrepresentation by the relevant Warrantor.

3.4	The Warranties and Tax Warranties shall continue in full force and effect notwithstanding Completion.

3.5	In respect of the Warranties and Tax Warranties repeated by the Warrantors as at the Completion Date in accordance with clause 3.1, the Warrantors shall disclose against such Warranties and Tax Warranties by providing the Bring Down Confirmation to the Buyer on the Completion Date.

3.6	Each of the Warranties and the Tax Warranties shall be construed as separate and independent and (unless expressly provided to the contrary) shall not be limited by the terms of or by reference to any of the other Warranties, Tax Warranties or by anything in this Deed.

3.7	Unless the context otherwise requires, each of the Warranties and Tax Warranties given by or relating to the Company shall be deemed to be given by or relate to all Group Companies (or each or any of them as the context requires) and any reference to the Company in a Warranty or Tax Warranty shall be deemed to be a reference to all Group Companies (or each or any of them as the context requires).

3.8	Each Warrantor agrees with the Buyer:

(a)	that the giving by any Group Company and/or any of their respective officers, employees, agents or advisers (past or present) to the Warrantors (or any of them) or their agents or advisers (past or present) of any information or opinion in connection with, or to form the basis of, the Warranties, the Tax Warranties, the Disclosure Letter, the Bring Down Confirmation or otherwise in relation to the business or affairs of any Group Company or in connection with the negotiation and/or preparation of any of the Transaction Documents shall not be deemed to be a representation, warranty or guarantee to the Warrantors of the accuracy of such information or opinion;

(b)	save in the case of fraud, fraudulent misrepresentation or wilful concealment, to unconditionally and irrevocably waive any right or claim which they may have against any Group Company and/or any of their respective directors, officers, employees, consultants, agents or advisers for any error, omission or misrepresentation in any such information or opinion; and

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(c)	that any such right or claim referred to in clause 3.8(b) shall not constitute a defence to any claim by the Buyer under or in relation to this Deed (including the Warranties and the Tax Warranties).

3.9	The Group Companies, their directors, officers, employees, consultants, agents and/or advisers may enforce the terms of clause 3.8 in accordance with the Contracts (Rights of Third Parties) Act 1999.

4.	Applicable Law and Jurisdiction

4.1	This Deed and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.

4.2	Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this Deed or its subject matter or formation.

5.	No Set-Off or Withholding

5.1	Save as otherwise set out in this Deed, all payments to be made under this Deed shall be made in full without any set-off or counterclaim and free from any deduction or withholding, save as may be required by law, in which event such deduction or withholding shall not exceed the minimum amount which it is required by law to deduct or withhold.

5.2	If any deduction or withholding is required by law to be made from any payment under this Deed, the amount to be paid to such party shall be increased to such amount as will ensure that the net amount received and retained by the Buyer after such deduction or withholding has been taken into account is equal to the same amount which would have been received and retained by the Buyer had the amount not been subject to deduction or withholding.

5.3	Where any payment is made or to be made under this Deed pursuant to an indemnity, compensation, reimbursement or covenant to pay provision, the amount to be paid to such party shall be increased to such amount as will ensure that the net amount received and retained by the Buyer after such Tax has been taken into account is equal to the same amount which would have been received and retained by the Buyer had the amount not been subject to Tax (including any Tax which would have been charged in the absence of the utilisation of a Relief).

6.	General

Entire agreement

6.1	The Transaction Documents and the documents referred to or incorporated therein constitute the entire agreement between the parties relating to the subject matter of the Transaction Documents and supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, between the parties in relation to the subject matter of the Transaction Documents.

6.2	Each party acknowledges that in entering into the Transaction Documents and any documents referred to therein, it does not rely on, and shall have no rights or remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in the Transaction Documents.

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Variation and waivers

6.3	No variation of this Deed shall be effective unless made in writing and signed by or on behalf of each of the Warrantors and the Buyer and expressed to be such a variation.

6.4	A waiver of any right, power, privilege or remedy provided by this Deed must be in writing and may be given subject to any conditions thought fit by the grantor. For the avoidance of doubt, any omission to exercise, or delay in exercising, any right, power, privilege or remedy provided by this Deed shall not constitute a waiver of that or any other right, power, privilege or remedy.

6.5	A waiver of any right, power, privilege or remedy provided by this Deed shall not constitute a waiver of any other breach or default by another party and shall not constitute a continuing waiver of the right, power, privilege or remedy waived or a waiver of any other right, power, privilege or remedy.

6.6	Any single or partial exercise of any right, power, privilege or remedy arising under this Deed shall not preclude or impair any other or further exercise of that or any other right, power, privilege or remedy.

Assignment

6.7	Subject to clause 6.8, no party shall be entitled to assign, transfer, charge, sub-contract, delegate, create any trust or otherwise deal with the benefit or burden of any provision of this Deed without the prior written consent of (i) in the case of an assignment by any of the Warrantors, the Buyer, and (ii) in the case of an assignment by the Buyer, each of the Warrantors.

6.8	This Deed and the benefits arising under it may be assigned and, in the case of clause (b) of this paragraph 6.8, charged or made subject to a trust, in whole or in part by:

(a)	the Buyer to any member of the Buyer’s Group to whom the Buyer transfers any of the Shares (provided that if such assignee ceases to be a member of the Buyer’s Group, this Deed and the benefits arising under it shall automatically transfer back to the Buyer); or

(b)	the Buyer to a financial institution as security for any financing (whether equity or debt) or refinancing or other banking facilities in respect of or in connection with the Transaction (including the Buyer Debt Financing), in each case, provided that the liability of the Warrantors to such assignee shall be no greater, nor more likely, than it would have been had such assignment not taken place (including, for the avoidance of doubt, any liability for any additional amount payable under clause 5.2), and all the rights, benefits and protections afforded to a party shall continue to apply to the benefit of that party as against the assignee as they would have applied as against the assignee.

6.9	As soon as reasonably possible following any assignment in accordance with clause 6.8, the Buyer shall give written notice to each of the Warrantors, such notice to contain full details of the assignment.

6.10	Any purported assignment, transfer, charging, sub-contracting, delegation, declaration of trust or dealing in contravention of this clause 6 shall be ineffective.

Counterparts

6.11	This Deed may be executed in any number of counterparts, but shall not be effective until each party has signed at least one counterpart. Each counterpart constitutes an original, and all the counterparts together constitute one and the same agreement.

6.12	Transmission of an executed counterpart of this Deed by email (in PDF, JPEG or other agreed format) shall take effect as delivery of an executed counterpart of this Deed.

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Third party rights

6.13	Subject to clause 3.9, no provisions of this Deed which confer rights upon any third party shall be enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any such third party.

Several liability

6.14	Except where this Deed provides otherwise, obligations, covenants, warranties, representations and undertakings expressed to be assumed or given by two or more persons shall in each case be construed as if expressed to be given severally, and not jointly and severally.

Successors

6.15	This Deed shall be binding on the Buyer’s assignees and successors in title, provided that the liability of any individual and their estate shall cease on the death of that individual.

7.	Notices

Form of notice

7.1	Any notice, request, demand or other communication to be given under or in connection with this Deed (a “Notice”) shall be in writing in English and shall be given by:

(a)	hand (including by way of pre-paid delivery by commercial courier);

(b)	email;

(c)	pre-paid first class recorded mail if posted to an address in the same country as the country of posting; or

(d)	pre-paid airmail if posted to an address in a country different to the country of posting;

in each case to the address given below or any other address notified in accordance with clause 7.2(d).

Warrantors:

For the attention of:	Thomas May and Andrew Lakeman, whose details are set out in SCHEDULE 1

Address:	as set out in SCHEDULE 1

Email address:	as set out in SCHEDULE 1

With a copy (such copy not constituting notice) to:	Sellers’ Solicitors, for the attention of Michael Pearce ([***]) and Robert Ogilvy ([***])

Buyer:

For the attention of:	Legal Department, c/o the Buyer

Address:	250 West 34th Street, 3rd Floor, New York, NY 10119

Email address:	[***] and [***]

With a copy (such copy not constituting notice) to:	Buyer’s Solicitors, for the attention of: Gemma Roberts by email to [***]

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7.2	Unless there is evidence that it was received earlier, a Notice shall be deemed to have been served:

(a)	if delivered by hand, at the time of delivery;

(b)	if sent by pre-paid first class recorded mail, on the second Business Day after (and excluding) the day of posting;

(c)	if sent by pre-paid airmail, on the fifth Business Day after (and excluding) the day of posting; or

(d)	if sent by email to the email address specified in that clause, on the date of transmission, if transmitted before 5:30 pm (local time at the place of destination) on any Business Day (and in any other case on the Business Day following the date of transmission), provided that no notification of message delivery failure is received by the sender.

7.3	In proving service of a Notice, it shall be sufficient to show that delivery by hand was made or that the envelope containing the Notice was properly addressed and posted as a first class prepaid letter or that the email was successfully transmitted to the correct email address (except where a notification of message delivery failure has been received), whether or not opened or read by the recipient.

7.4	A party may notify the other parties to this Deed of a change to its name, relevant person, address or email address for the purposes of clause 7.1 provided that such notification shall only be effective on:

(a)	the date specified in the notification as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than five clear Business Days after the date on which notice is deemed to have been served, the date falling five clear Business Days after notice of any such change is deemed to have been given.

7.5	This clause 7 shall not apply in relation to the service of any proceedings or other documents relating to or in connection with any legal action.

IN WITNESS whereof this Deed has been duly executed and delivered as a deed on the date first stated above.

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THE BUYER

WISDOMTREE INTERNATIONAL HOLDINGS LTD

By: /s/ Alexis Marinof

Name: Alexis Marinof

Its: Director

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THE WARRANTORS

By: /s/ Thomas Andrew May

ANDREW LAKEMAN

pursuant to a power of attorney dated 12 March 2026

By: /s/ Thomas May

Name: Thomas May

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